                                                                   EXHIBIT 10.38



                                CREDIT AGREEMENT

        THIS AGREEMENT is entered into as of April 10, 2001, by and between GEN-PROBE INCORPORATED, a Delaware corporation ("Gen-Probe"), and GEN-PROBE SALES & SERVICE, INC., a Delaware corporation ("Gen-Probe Sales") (Gen-Probe and Gen Probe Sales may be referred to collectively as "Borrowers" and individually as "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITALS

        Borrowers have requested from Bank the credit accommodation described below, and Bank has agreed to provide such credit accommodation to Borrowers on the terms and conditions contained herein;

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree to the following which shall be deemed to amend and restate the Prior Credit Agreement dated July 1, 1999, as amended, between Bank and Gen-Probe (the "Prior Credit Agreement"):


                                    ARTICLE I
                                  CREDIT TERMS

        SECTION 1.1. LINE OF CREDIT.

               (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrowers from time to time up to and including July 1, 2002, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrowers' working capital requirements. Borrowers' obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference. Outstanding advances under the "Line of Credit" under the Prior Credit Agreement shall be deemed outstanding advances under the Line of Credit under this Agreement. Bank hereby acknowledges and agrees that Borrowers may terminate the Line of Credit at any time by giving two (2) days written notice to Bank, at which time all amounts outstanding thereunder shall immediately become due and payable in full.

               (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed a borrowing base (the "Borrowing Base") which is an aggregate of eighty percent (80%) of Borrowers' Eligible Accounts Receivable (as defined below). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that the Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrowers' gross sales for said period. If such dilution of Borrowers' accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrowers' gross sales for said period, or if there at any time exists any other matters, events, conditions or

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contingencies which Bank reasonably believes may affect payment of any portion of any Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrowers' Eligible Accounts Receivable.

        As used herein, "Borrowers' Eligible Accounts Receivable" shall consist solely of trade accounts of a Borrower which (1) have been created in the ordinary course of such Borrower's business or were created in the ordinary course of Gen-Probe's business and purchased by Gen-Probe Sales, (2) upon which the right of such Borrower to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

               (i) any account which is past due more than twice such Borrower's standard selling terms, except with respect to any account for which such Borrower has provided extended payment terms not to exceed one hundred eighty (180) days, any such account which is more than thirty
        (30) days past due;

               (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

               (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof, except for (1) accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction, and (2) such government accounts which would not be eligible for inclusion in the Borrowing Base under subdivision (1), but which Bank agrees not to exclude from the Borrowing Base under this paragraph (iii), which in the aggregate shall not exceed fifteen percent (15%) of the Borrowing Base;

               (iv) any account which represents an obligation of an account debtor located in a foreign country, except for (1) accounts which represent obligations of an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, (2) any such foreign account which, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank, and
        (3) such foreign accounts which would not be eligible for inclusion in the Borrowing Base under subdivisions (1) or (2), but which Bank agrees not to exclude from the Borrowing Base under this paragraph (iv), which in the aggregate shall not exceed ten percent (10%) of the Borrowing Base;

               (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of any Borrower;

               (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

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               (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrowers' accounts from such account debtor are not eligible pursuant to (i) above;

               (viii) that portion of any account from an account debtor which represents the amount by which Borrowers' total accounts from said account debtor exceeds twenty-five percent (25%) of Borrowers' total accounts;

               (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

        (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

        SECTION 1.2. INTEREST/FEES.

        (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

        (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

        (c) Commitment Fees. Borrowers shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Twenty-five Thousand Dollars ($25,000.00), which fee shall be due and payable in full upon the execution of this Agreement by Borrowers.

        (d) Unused Commitment Fee. Borrowers shall pay to Bank a fee initially equal to .357% per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a calendar quarterly basis by Bank and shall be due and payable by Borrowers in arrears on the tenth day of the next succeeding calendar quarter.

        Bank shall adjust the percentage per annum used to determine the amount of the fee on a quarterly basis, commencing with Borrowers' fiscal quarter ending March 31, 2001, if required to reflect a change in Borrower's ratio of Funded Debt to EBITDA (as defined in Section 4.9(e) below), in accordance with the following grid:

        Funded Debt to EBITDA                      Percentage

        Less than .75 to 1.0                       .250

        Greater than or equal to
        .75 to 1.0, but less
        than 1.50 to 1.0                           .375

        Greater than or equal to
        1.50 to 1.0, but less
        than 2.00 to 1.0                           .375

        Greater than or equal to
        2.00 to 1.0                                .500

        Each such adjustment shall be effective on the first Business Day (as defined in the Line of Credit Note) following the date on which Bank receives Borrowers' most current fiscal quarter-end financial statements in accordance with Section 4.3 below.

        SECTION 1.3. COLLECTION OF PAYMENTS. Borrowers authorize Bank to collect all interest and fees due under each credit subject hereto by charging Gen-Probe's deposit account number 4721-117042 with Bank, or any other deposit account maintained by Borrowers or either of them with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrowers.

        SECTION 1.4. COLLATERAL.

        As security for all indebtedness of Borrowers to Bank under the Line of Credit, each Borrower hereby grants to Bank security interests of first priority in all of its accounts receivable and other rights to payment, general intangibles, deposit accounts, inventory and equipment. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees and costs of appraisals and audits.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        Each Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrowers to Bank subject to this Agreement.

        SECTION 2.1. LEGAL STATUS. Borrowers are each corporations, duly organized and existing and in good standing under the laws of the State of Delaware, and are each qualified or licensed to do business (and are each in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on any Borrower.

        SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrowers or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or

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similar laws affecting the rights of creditors generally and by equitable principles regardless of whether considered in a proceeding in equity or at law.

        SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrowers of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of any Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any Borrower is a party or by which any Borrower may be bound.

        SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrowers' knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of any Borrower other than those disclosed by Borrowers to Bank in writing prior to the date hereof.

        SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrowers dated December 31, 2000, a true copy of which has been delivered by Borrowers to Bank prior to the date hereof, (a) is complete and correct and presents fairly in all material respects the financial condition of Borrowers,
(b) discloses all liabilities of Borrowers that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of any Borrower, nor has any Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise disclosed to Bank in writing prior to the date hereof.

        SECTION 2.6. INCOME TAX RETURNS. No Borrower has knowledge of any pending assessments or adjustments of any Borrower's income tax payable with respect to any year.

        SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Borrower is a party or by which any Borrower may be bound that requires the subordination in right of payment of any Borrower's obligations subject to this Agreement to any other obligation of any Borrower.

        SECTION 2.8. PERMITS, FRANCHISES. Each Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law.

      SECTION 2.9. ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); no Borrower has violated in any material respect any provision of any employee Ipension benefit plan (as defined in ERISA Section 3(2)) maintained or contributed to by any Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Borrower; each Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

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        SECTION 2.10. OTHER OBLIGATIONS. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrowers to Bank in writing prior to the date hereof, Borrowers are each in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of any Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of Borrowers' knowledge, no Borrower has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                   ARTICLE III
                                   CONDITIONS

        SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

               (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

               (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

               (i) This Agreement and the Line of Credit Note.

               (ii) Corporate Borrowing Resolutions.

               (iii) Certificates of Incumbency.

               (iv) Articles of Incorporation.

               (v) Security Agreements: Equipment.

               (vi) Continuing Security Agreements: Rights to Payment and
                    Inventory.

               (vii) UCC Financing Statements.

               (viii) Certificates of Status of Foreign Corporation.

               (ix) Such other documents as Bank may require under any other
                    Section of this Agreement.

               (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of any Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of any Borrower.

               (d) Insurance. Borrowers shall have delivered to Bank evidence of insurance coverage on all of each Borrower's property, in form, substance, amounts, covering risks and issued by

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companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

        SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrowers hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which may reasonably be required in connection with such extension of credit. The selection by Borrowers of an interest rate option under the Line of Credit
Note in and of itself shall not be deemed a new extension of credit hereunder.


                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

        Each Borrower covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, unless Bank otherwise consents in writing:

        SECTION 4.1. PUNCTUAL PAYMENTS. Each Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

        SECTION 4.2. ACCOUNTING RECORDS. Each Borrower shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time upon prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Borrower.

        SECTION 4.3. FINANCIAL STATEMENTS. Each Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

        (a) not later than 90 days after and as of the end of each fiscal year, an unqualified audited consolidated financial statement of Borrowers, prepared by a nationally recognized "Big 5" certified public accountant firm or other accountants acceptable to Bank, to include a balance sheet, income statement and statement of cash flows;

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        (b) not later than 45 days after and as of the end of each fiscal quarter, an unaudited consolidated financial statement of Borrowers, prepared by Borrowers, to include balance sheet and income statement;

        (c) not later than 30 days after and as of the end of each month, on a consolidated basis, a Borrowing Base certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts

        (d) not later than 30 days after and as of each June 30 and December 31, a list of the names and addresses of all of each Borrower's account debtors;

        (e) contemporaneously with each annual and fiscal quarter end financial statement of Borrowers required hereby, a certificate of the president or chief financial officer of Borrowers that said financial statements are accurate in all material respects and that to the best knowledge of such officer after diligent inquiry there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, together with a calculation of each financial covenant set forth in Section 4.9 below; provided however, if an Event of Default or a condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default does exist, such officer shall describe such condition, act or event in the certificate; and provided further, that such disclosure and description of such condition, act or event shall not obligate Bank to waive its rights and remedies hereunder in connection therewith; and

        (f) from time to time such other information as Bank may reasonably request.

        SECTION 4.4. COMPLIANCE. Each Borrower shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business non-compliance with which could have a material adverse effect on any Borrower.

        SECTION 4.5. INSURANCE. Each Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrowers, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

        SECTION 4.6. FACILITIES. Each Borrower shall keep all properties useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        SECTION 4.7. TAXES AND OTHER LIABILITIES. Each Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as a Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrowers have made provision, to Bank's satisfaction, for eventual payment thereof in the event any Borrower is obligated to make such payment.

        SECTION 4.8. LITIGATION. Each Borrower shall promptly give notice in writing to Bank of any litigation pending or threatened against any Borrower with a claim in excess of $500,000.00.

        SECTION 4.9. FINANCIAL CONDITION. Each Borrower shall maintain Borrowers' consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrowers' financial statements for the period ending as of March 31, 2001:

        (a) Tangible Net Worth as of March 31, 2001, June 30, 2001 and September 30, 2001 not less than the sum of $55,000,000.00 plus one hundred percent (100%) of the proceeds of any equity offering by any Borrower on a cumulative basis after December 31, 2000, and as of December 31, 2001 and each fiscal quarter end thereafter not less than the sum of $65,000,000.00 plus fifty percent (50%) of Borrower's quarterly net income on a cumulative basis after September 30, 2001 (without making any deduction for, or otherwise giving effect to, any quarterly net loss), plus one hundred percent (100%) of the proceeds of any equity offering by any Borrower on a cumulative basis after December 31, 2000, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets (intangible assets shall include, without limitation, goodwill, patents, purchased intangibles and capitalized software development costs), less any treasury stock and less any obligations owing from stockholders, employees and/or affiliates.

        (b) Total Liabilities divided by Tangible Net Worth not at any time greater than .80 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

        (c) Current Ratio not at any time less than 1.50 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities (current liabilities shall include, without limitation, all amounts outstanding under the Line of Credit).

        (d) EBITDA not less than $9,000,000.00 as of March 31, 2001, not less than $11,000,000.00 as of June 30, 2001, not less than $13,000,000.00 as of
September 30, 2001, and not less than $15,000,000.00 as of each fiscal quarter end thereafter, calculated on a rolling four-quarter basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

        (e) Funded Debt/EBITDA Coverage Ratio not greater than 2.5 to 1.0 as of March 31, 2001, June 30, 2001 and September 30, 2001, and not greater than 1.50 to 1.0 as of December 31, 2001 and each fiscal quarter end thereafter, with "Funded Debt" defined as all indebtedness for borrowed money, including without limitation all amounts outstanding under the Line of Credit (calculated as the average daily balance outstanding under the Line of Credit during the last month of each fiscal quarter) plus capital leases; with "EBITDA" as defined above, and with "Funded Debt/EBITDA Coverage Ratio" defined as Funded Debt divided by EBITDA.

        (f) Maximum cumulative year-to-date pre-tax loss as of June 30, 2001 not greater than $5,000,000.00.

        (g) Net loss after taxes as of the fiscal quarter ending September 30, 2001 not to exceed $1,500,000.00.

        (h) Net income after taxes not less than $1.00 on a quarterly basis determined as of each fiscal quarter end commencing with the fiscal quarter ending December 31, 2001.

        SECTION 4.10. NOTICE TO BANK. Each Borrower shall promptly (but in no event more than five (5) business days after any Borrower has knowledge of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan, in each case involving amounts greater than $10,000.00 in the aggregate for all such events combined; or (d) any termination or cancellation of any insurance policy which any Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower's property in excess of an aggregate of $1,000,000.00.


                                    ARTICLE V
                               NEGATIVE COVENANTS

        Each Borrower further covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, without Bank's prior written consent:

        SECTION 5.1. USE OF FUNDS. Each Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in
Article I hereof.

        SECTION 5.2. OTHER INDEBTEDNESS. Each Borrower will not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of any Borrower to Bank, (b) any other liabilities of any Borrower existing as of, and disclosed to Bank prior to, the date hereof, (c) trade payables incurred in the ordinary course of any Borrower's business, (d) indebtedness incurred from time to time from Gen-Probe's parent company, not to exceed an aggregate of $4,000,000.00 at any time outstanding unless the portion of such indebtedness in excess of $4,000,000.00 has been subordinated to all indebtedness of Borrowers to Bank pursuant to the terms and conditions of a subordination agreement in form and substance satisfactory to bank, and (e) purchase money indebtedness up to $1,000,000.00 in the aggregate.

        SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Each Borrower will not merge into or consolidate with any other entity; make any substantial change in the nature of its business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets except in the ordinary course of its business.

        SECTION 5.4. GUARANTIES. Each Borrower will not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any of its assets as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

        SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Each Borrower will not make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) new investments in cash, cash equivalents and bonds of the same type as those existing as of and disclosed to Bank prior to the date hereof, and (c) any of the foregoing made to or in Gen-Probe Sales by Gen-Probe.

        SECTION 5.6. PLEDGE OF ASSETS. Each Borrower will not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank, (b) any of the foregoing which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) purchase money security interests to secure purchase money indebtedness up to $1,000,000.00 in the aggregate, and (d) liens for property taxes, mechanics' liens, materialmen's liens, warehousman's liens, repairman's liens and other similar liens, all of which are not yet due and payable.


                                   ARTICLE VI
                                EVENTS OF DEFAULT

        SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

        (a) Any Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

        (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

        (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which any Borrower has incurred any debt or other liability to Bank; or any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument pursuant to which any Borrower has incurred any debt or liability to any person or entity other than Bank in excess of $1,000,000.00 for all such defaults combined.

        (e) The filing of a notice of judgment lien against any Borrower; or the recording of any abstract of judgment against any Borrower in any county in which such Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Borrower; or the entry of a judgment against any Borrower; provided, however, that in each case within thirty (30) days of the creation of such judgment, lien, levy, writ, execution or other process, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, the debt or claim related thereto has not been satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.

        (f) Any Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Borrower, and such involuntary petition or proceeding is unopposed or is not dismissed within sixty (60) days of its commencement (it being understood and agreed, however, that Bank shall have no obligation to permit borrowings under the Line of Credit during such sixty (60) day period), or any Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against any Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrowers of its obligations under any of the Loan Documents.

        (h) The dissolution or liquidation of any Borrower; or any Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of any Borrower.

        (i) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Gen-Probe.

        (j) Gen-Probe shall at any time cease to own one hundred percent (100%) of the stock of Gen-Probe Sales.

        SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrowers under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                   ARTICLE VII
                                  MISCELLANEOUS

        SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

        SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

    BORROWERS:      GEN-PROBE INCORPORATED
                    10210 Genetic Center Drive
                    San Diego, CA 92121

                    GEN-PROBE  SALES & SERVICE, INC.
                    10210 Genetic Center Drive
                    San Diego, CA 92121

    BANK:           WELLS FARGO BANK, NATIONAL ASSOCIATION
                    San Diego Regional Commercial Banking Office
                    401 B Street, Suite 2201
                    San Diego, CA 92101

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

        SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrowers shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents to a maximum of $5,000.00, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

        SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrowers may not assign or transfer their interests hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to the Line of Credit, any Borrower or its business, or any collateral required hereunder. Bank shall use its best efforts to cause any potential participant to execute a confidentiality agreement in form and substance reasonably satisfactory to Borrowers.

        SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

        SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

        SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

        SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

        SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

        SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        SECTION 7.11. JOINT AND SEVERAL LIABILITY.

        (a) Each Borrower has determined and represents to Bank that it is in its best interests and in pursuance of its legitimate business purposes to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of the other Borrower, the availability of the commitments provided for herein benefits all Borrowers, and advances and other credit extensions made hereunder will be for and inure to the benefit of Borrowers, individually and as a group.

        (b) Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation which may be available to such Borrower, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as such debts mature.

        (c) Each Borrower agrees that it is jointly and severally liable to Bank for, and each Borrower agrees to pay to Bank when due the full amount of, all indebtedness now existing or hereafter arising to Bank under or in connection with the Line of Credit and all modifications, extensions and renewals thereof, including without limitation all advances disbursed to any Borrower under the Line of Credit, all interest which accrues thereon, and all fees, costs and expenses chargeable to Borrowers or any of them in connection therewith.

        (d) The liability of each Borrower for the Line of Credit shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of the Line of Credit is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

        (e) Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower's liability for the Line of Credit, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the liabilities and obligations of any other Borrower to Bank on account of the Line of Credit; (ii) take and hold security from any other Borrower for the payment of the Line of Credit, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of the Line of Credit, or any other party obligated thereon; and (v) apply payments received by Bank from any other Borrower to indebtedness of such other Borrower to Bank other than the Line of Credit.

        (f) Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from each other Borrower on a continuing basis financial and other information pertaining to each other Borrower's financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower which is acquired by Bank in any manner.

        (g) Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from any other Borrower or any other person; (iii) pursue any other remedy in Bank's power; (iv) apply payments received by Bank from any other Borrower to the Line of Credit; or (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with the Line of Credit.

        (h) Each Borrower waives any defense to its liability for the Line of Credit based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the Line of Credit; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of the Line of Credit for purposes other than the purposes intended or understood by Bank or any Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Borrower; (vi) any impairment of the value of any interest in any security for the Line of Credit, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the obligations or liabilities of any other Borrower for the Line of Credit, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any other Borrower for the Line of Credit, including increase or decrease of the rate of interest thereon. Until the Line of Credit and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation. Each Borrower waives all rights and defenses it may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Line Credit, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (B) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower's indebtedness for the Line of Credit, whether by operation of law or otherwise. Until the Line of Credit and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.

        (i) If any of the waivers herein is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

        (j) It is the position of the Borrowers that each Borrower benefits from the Line of Credit that has been made available by Bank under this Agreement and from each extension of credit thereunder, regardless of whether such credit is disbursed to a joint account of Borrowers or to or for the account of any Borrower.

        SECTION 7.12. ARBITRATION.

        (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

        (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

        (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

        (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

        (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

        (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

        (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

        (h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

        (i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                              WELLS FARGO BANK,
GEN-PROBE INCORPORATED                          NATIONAL ASSOCIATION

By:                                           By:
   ---------------------------                    ------------------------------
      Henry L. Nordhoff                                  Andrew Andow
      President and Chief Executive Officer              Vice President

By:
   ---------------------------
      Steven R. Martin
      Controller

GEN-PROBE SALES & SERVICE, INC.

By:
   ---------------------------
      Henry L. Nordhoff
      President and Chief Executive Officer

By:
   ---------------------------
      Steven R. Martin
      Controller